Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the “Agreement”) is made as of May 27, 2011, among

(i)	RIO NOVO GOLD INC. , a company organized under the laws of the British Virgin Islands (“Rio Novo”);

(ii)	UNIVERSAL GOLD HOLDINGS (CAYMAN), LIMITED, a company organized under the laws of the Cayman Islands (“Universal”).

PRELIMINARY STATEMENTS

(I)
WHEREAS Universal, Core Values Mining & Exploration Company (“CVME”) and Core Values Mining & Exploration Company Surcursal Colombia (“CVMEC”), entered into an option agreement (the “Universal Agreement”) dated April 23, 2010, pursuant to which CVMEC and CVME granted Universal the right to earn-in a 50% interest in and to the Toldafria Gold Project, located in the state of Caldas, in central Colombia, as more specifically identified in Schedule “A-1” – of the Universal Agreement (the “Project”);

(II)
WHEREAS as at the date hereof, Universal has funded its first year obligation under the Universal Agreement required to earn a 25% interest in and to the Project, and an amount of at least $600,000 is held in escrow in connection with the Project (the “Escrow Amount’);

(III)	WHEREAS Rio Novo wishes to purchase and Universal wished to sell all of Universal’s interest in and to Project pursuant to the Universal Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the covenants and mutual agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each of the Parties), the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1	Definitions

(a)
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person through the legal or beneficial ownership of voting securities, the right to appoint directors or management, by contract, voting trust, or otherwise, and the terms “controlling” and “controlled” have corresponding meanings;

(b)	“Agreement” means this asset purchase agreement, including all schedules, and all written amendments or restatements as agreed by the Parties;

(c)
“Applicable Laws” means at any time, in respect of any Person, property, transaction, event or other matter, as applicable, all then current laws, rules, statutes, regulations, treaties, orders, judgments and decrees and all official directives, rules, guidelines, orders, policies, decisions and other requirements of any Governmental Authority (whether or not having the force of law) (collectively the “Law”) relating or applicable to such Person, property, transaction, event or other matter and shall also include any interpretation of the Law by any Person having jurisdiction or charged with its administration or interpretation;

(d)
“Area of Interest” means the area of land within the configuration on the ground formed by extending outward the outer boundaries of the Project ten (10) kilometres in perpendicular distance and then extending lengthwise those extended boundary lines until they first meet the extension of another extended boundary line;

(e)	“Business Day” means any day of the year, other than Saturday, Sunday or any statutory holiday in Bogota, Colombia or Toronto, Canada or London, England;

(f)	“Closing” means the completion of all transactions of purchase and sale contemplated by this Agreement;

(g)	“Closing Date” means May 31, 2011, or such other date as Universal and Rio Novo may agree upon in writing;

(h)	“Closing Deliveries” means all documents set out in Sections 7.2 and 7.3;

(i)	“Closing Time” means the time on the Closing Date at which all of the Closing Deliveries have been made in accordance with this Agreement to the satisfaction of the parties hereto;

(j)
“Confidential Information” means all information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including without limitation all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of any Party;

(k)	“CVME” has the meaning ascribed to it in Item I of the Preliminary Statements;

(l)	“CVMEC” has the meaning ascribed to it in Item I of the Preliminary Statements;

(m)	“Direct Claim” has the meaning set out in Section 8.2;

(n)	“Dispute” has the meaning set out in Section 10.1;

(o)	“DMGC” means the Caldas State Government Mining Delegation (Colombia);

(p)
“Encumbrance” means any mortgage, charge, pledge, royalty, overriding royalty interest, other payment out of production, lien, hypothec, adverse claim, other encumbrance or security interest of any kind, option to acquire, restriction, off-take agreement, right of first refusal, right of acquisition, right of pre-emption, third party right or interest, trust, or other type of preferential arrangement or another type of agreement or arrangement having similar effect;

(q)
“Escrow Amount” has the meaning ascribed to it in Item III of the Preliminary Statements and if the Escrow Amount exceeds $600,000 (six hundred thousand Dollars) at the Closing Time shall mean the actual amount thereof;

(r)	“Exchange” means the Toronto Stock Exchange, or any successor exchange thereof;

(s)
“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, court, board, tribunal, dispute settlement panel or body or other law, rule or regulation-making entity (i) having or purporting to have jurisdiction on behalf of any nation, province, state or other geographic or political subdivision thereof or (ii) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

(t)
“Governmental Charges” means and includes taxes, fees, levies, duties, tariffs, imposts, premiums and governmental impositions or charges of any kind in the nature of (or similar to) taxes payable to any federal, provincial, state, local or foreign taxing authority, including (without limitation): (i) income, capital, business, franchise, profits, gross receipts, ad valorem, goods and services, customs, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, licence, payroll, withholding, employment, social security, workers’ compensation, employment or unemployment insurance or compensation, utility, production, excise, stamp, occupation, premiums, transfer and gains taxes; and (ii) interest, penalties, additional taxes, and additions to tax imposed with respect thereto;;

(u)	“Indemnified Party” has the meaning set out in Section 8.1;

(v)	“Indemnifying Party” has the meaning set out in Section 8.1;

(w)	“Indemnity Claim” has the meaning set out in Section 8.1;

(x)	"Interim Period" means the period from and including the date of this Agreement to and including the Closing Date;

(y)
“Mineral Rights” means, (a) prospecting licences, exploration licences, mining leases, mining licences, mineral concessions, permits and claims and other forms of mineral tenure or other rights to ore, or to work upon lands for the purpose of searching for, developing or extracting ore under any form of mineral title recognized under the laws applicable in Colombia, whether contractual, statutory or otherwise; or (b) any interest in any Mineral Right;

(z)	“Party” means a party hereto and “Parties” means all parties hereto;

(aa)
“Person” includes any individual, natural person, firm, corporation, body corporate (including a business trust), partnership (whether general or limited), joint stock company, trust, unincorporated organization, society, joint venture or any other entity recognized by law in any jurisdiction and includes any Governmental Authority;

(bb)	“Project” has the meaning ascribed to it in Item I of the Preliminary Statements;

(cc)	“Purchase Price” has the meaning set out in Section 2.4;

(dd)	“Rio Novo Shares” means ordinary shares in the capital of Rio Novo;

(ee)	“Third Party Claim” has the meaning set out in Section 8.2;

(ff)	“Universal Agreement” has the meaning ascribed to it in Item I of the Preliminary Statements;

(gg)
“Universal Interest” means any interest of Universal in and to the Project existing at the Time of Closing pursuant to, and all of Universal’s right, title and interest to and under, the Universal Agreement;

(hh)
“Waiver” means a waiver signed by all parties to the Universal Agreement and Rio Novo waiving all pre-emption and other rights, claims or causes of action they may have against each other (except for any rights, claims or causes of action arising under this Agreement and that referenced in Section 6.1(d)), under or in respect of or in connection with the Universal Agreement and the Project.

1.2	Certain Rules of Interpretation

In this Agreement:

(a)
Consent. Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b)	Including. Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(c)	No Strict Construction. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(d)	Number and Gender. Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(e)
Section References and Headings. References to “Article” or “Section” herein mean the specified Article or Section of this Agreement. The captions and headings of this Agreement are for convenience only and do not affect, limit or amplify the provisions hereof.

(f)
Statutory References. A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation.

(g)	Time. Time is of the essence in the performance of the Parties' respective obligations.

(h)
Time Periods. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day if the last day of the period is not a Business Day.

1.3	Currency

Unless specifically noted otherwise, all amounts in this Agreement referred to by “$” or references to “Dollars” means the lawful currency of the United States.

1.4	Knowledge

Any reference to “knowledge” of any Party shall mean to the best of the knowledge, information and belief of such Party after reviewing all relevant records and making reasonable inquiries regarding the relevant matter with all relevant directors, officers or employees of the Party and its Affiliates.

ARTICLE 2
PURCHASE AND SALE

2.1	Purchase and Sale of Universal Interest

Upon and subject to the terms and conditions of this Agreement, Universal hereby irrevocably agrees to sell, transfer and assign to Rio Novo, and Rio Novo hereby irrevocably agrees to purchase and accept from Universal, the Universal Interest, free and clear of all Encumbrances.

2.2	Assumed Liabilities

On the terms and subject to the conditions herein contained, at the Closing Time Rio Novo will assume and thereafter pay, perform, discharge and satisfy all liabilities, commitments and obligations (whether absolute, accrued or contingent) of Universal existing on or accruing after the Closing Date under the Universal Agreement.

2.3	Retained Liabilities and Indemnity

Rio Novo will not assume and will not be liable for, and Universal will indemnify Rio Novo from and against, all obligations, commitments and liabilities of and claims against Universal (whether absolute, accrued or contingent), except for the Assumed Liabilities.

2.4	Purchase Price

The purchase price (the “Purchase Price”) payable by Rio Novo to Universal for the acquisition of the Universal Interest shall be:

(a)
Initial Cash Consideration. On the Closing Date, Rio Novo shall pay to Universal the total amount of $900,000 (nine hundred thousand Dollars) (the “Cash Consideration”) of which $300,000 (three hundred thousand Dollars) shall be settled in cash, and $600,000 (six hundred thousand Dollars) or, if higher, an amount equal to the accrued Escrow Amount shall be settled in cash or by way of refunding to, or causing CVME to refund, to Universal the Escrow Amount;

(b)	1st Share Consideration. On the Closing Date, Rio Novo shall deliver to Universal 500,000 (five hundred thousand) Rio Novo Shares (the “1st Share Consideration”);

(c)
2nd Share Consideration. Upon the granting by the DMGC of a concession or exploitation or exploration right (or the equivalent) or any renewal or extension of any such existing right (or the equivalent) to Nestor Gutierrez, CVME, CVMEC or Rio Novo or any of their Affiliates (including any to whom any rights or obligations are transferred under Section 10.10) in connection with the Project having a term of not less that 20 years and the receipt by any such person of an exclusion or any other declaration or confirmation by CorpoCaldas (the Caldas State Environmental Authority) (or the equivalent) or any other relevant Governmental Authority of the Project’s Mineral Rights from the existing alleged Reserva de Foresta Regional covering certain parts of the Project area so as to allow exploration and mining activities within the area covered by the Project, Rio Novo will deliver to Universal an additional 766,667 (seven hundred and sixty-six thousand, six hundred and sixty-seven) Rio Novo Shares (the “2nd Share Consideration” , and together with the 1st Share Consideration hereinafter referred to as the “Share Consideration”).

2.5	Initial Payment

The Cash Consideration and the 1st Share Consideration shall be payable at the Closing Time.

2.6	Payment of Taxes

Rio Novo shall be liable for and shall pay all Governmental Charges properly payable upon and in connection with the conveyance and transfer of the Universal Interest pursuant to this Agreement (save for any taxes on income or capital gains payable by Universal in respect of the Purchase Price).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Rio Novo

Rio Novo hereby represents and warrants to Universal as follows, and confirms that Universal is relying upon the accuracy of these representations and warranties in connection with the sale of the Universal Interest and the completion of the transaction contemplated hereby:

(a)
Corporate Status. Rio Novo has been duly incorporated or formed under the Applicable Laws of its jurisdiction of incorporation or formation, is validly existing and has all necessary corporate or legal power, authority and capacity to own its property and assets and to carry on its business as currently owned and conducted.

(b)
Authority and Binding Obligation. Rio Novo has all necessary corporate power and authority to enter into this Agreement and to purchase the Universal Interest in the manner contemplated herein and to perform all of its obligations under this Agreement. Rio Novo and its board of directors have taken all necessary or desirable actions, including obtaining any required shareholder approval, to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of its obligations under this Agreement, the purchase of the Universal Interest and the delivery of the Cash Consideration and the Share Consideration comprising the Purchase Price, as contemplated by this Agreement. This Agreement has been duly executed and delivered by Rio Novo constitutes a legal, valid and binding obligation of Rio Novo, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity.

(c)
Capitalization. Rio Novo is authorized to issue an unlimited number of Rio Novo Shares. As of the date of this Agreement, 111,466,875 Rio Novo Shares are issued and outstanding as fully paid and non-assessable and there are 28,342,925 Rio Novo Shares issuable on exercise of outstanding options and warrants and 3,800,000 Rio Novo Shares, plus an additional number of Rio Novo Shares to be determined in the future based on the size of the deposit, if any, on the Project, issuable to CVME.

(d)
No Violation. The authorization, execution and delivery by Rio Novo of this Agreement and the performance by Rio Novo of its obligations hereunder, does not and will not result in a violation, conflict or breach of, or constitute a default under: (i) any term or provision of the Rio Novo constating documents; (ii) the terms of any indenture, agreement (whether written or oral), instrument or understanding or any other obligation or restriction to which Rio Novo is a party or by which it is bound; or (iii) any Applicable Laws.

(e)
Share Consideration. The Rio Novo Shares comprising the Share Consideration are duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued in accordance with all Applicable Laws (including all applicable securities laws), fully-paid and non-assessable, free and clear of all Encumbrances, ranking pari passu with all other Rio Novo Shares then in issue (including as to dividends and distributions) and shall not be subject to pre-emptive rights or similar rights of shareholders.  Upon their respective dates of issuance, the Rio Novo Shares comprising the Share Consideration shall be freely tradable without restriction (and issued without restrictive legends and together with a letter as referred to in Section 7.3(b)) on the Exchange and otherwise in compliance with Applicable Laws and regulations, including  all applicable securities laws.

(f)
Reporting Issuer. Rio Novo is a “reporting issuer” under the Securities Act (Ontario) and is not in default of any requirements of any Applicable Laws (including all applicable securities laws), and no delisting, suspension of trading in or cease trading order with respect to the Rio Novo Shares or any other securities of Rio Novo is pending or threatened.

(g)
Disclosure. All press releases, material change reports, annual information forms, financial statements and other documents filed by or on behalf of Rio Novo within the past 12 months with the Exchange and the securities regulatory authority in each of the provinces where Rio Novo is a reporting issuer were true and correct in all material respects and did not contain any misrepresentation (as defined in the Securities Act (Ontario), as at the respective dates of such filings.

(h)
No Broker. Rio Novo has carried on all negotiations relating to this Agreement and the transactions contemplated hereby directly and without the intervention on its behalf of any other Person in such manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment.

(i)
Contractual or Regulatory Approval. Except as otherwise disclosed herein (or in the Waiver or the Universal Agreement), there is no obligation, contractual or otherwise, to request or obtain the consent of any Person, and no permits, licences, certifications, authorizations or approvals of, or notifications to, any Governmental Authority are required to be obtained or provided by Rio Novo in connection with the execution, delivery or performance by Rio Novo of this Agreement or the completion of the transactions contemplated herein.

(j)	Compliance with Laws. Rio Novo is, in all material respects, in compliance with all Applicable Laws and the by-laws, rules and regulation of the Exchange.

(k)
Litigation. There are no claims, investigations, inquiries, complaints, grievances or proceedings, including appeals and applications for review, that are outstanding, in progress or, to Rio Novo’s knowledge, pending or threatened against or relating to Rio Novo before any Governmental Authority or otherwise and Rio Novo has no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success.

(l)
No Insolvency. Rio Novo is not insolvent nor has it committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have it declared bankrupt, taken any proceeding to have a receiver appointed for any part of its assets, had an encumbrancer take possession of any of its property, or had any execution or distress become enforceable or become levied upon any of its property.

(m)
Material Changes. No material change (actual, anticipated, contemplated or threatened, financial or otherwise) relating to Rio Novo has occurred within the past 12 months that has not been generally disclosed and that in relation thereto the requisite material change report has not been filed under Applicable Laws (including all applicable securities laws), and no such disclosure has been made on a confidential basis.

(n)
CVME Acquisition.  The document referenced in Section 6.1(d) of this Agreement to be entered into by each of Rio Novo, CVME and CVMEC will be signed substantially in the same form as the draft document circulated to Universal on 26 May 2011.

3.2	Representations and Warranties of Universal

Universal hereby represents and warrants to Rio Novo as follows, and confirms that Rio Novo is relying upon the accuracy of these representations and warranties in connection with the purchase of the Universal Interest and the completion of the transactions contemplated hereby:

(a)
Corporate Status. Universal been duly incorporated or formed under the Applicable Laws of its jurisdiction of incorporation or formation, is validly existing and has all necessary corporate or legal power, authority and capacity to own its property and assets and to carry on its business as currently owned and conducted.

(b)
Authority and Binding Obligation. Universal has all necessary corporate power and authority to enter into this Agreement and to sell the Universal Interest in the manner contemplated herein and to perform all of its obligations under this Agreement. Universal and its board of directors have taken all necessary or desirable actions to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of its obligations under this Agreement, and the sale of the Universal Interest by Universal to Rio Novo, as contemplated by this Agreement. This Agreement has been duly executed and delivered by Universal and constitutes a legal, valid and binding obligation of Universal, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity.

(c)
No Violation. The authorization, execution and delivery by Universal of this Agreement and the performance by Universal of its obligations hereunder will not result in a violation, conflict or breach of, or constitute a default under: (i) any term or provision of any of the memorandum and articles of association of Universal; (ii) the terms of any indenture, agreement (whether written or oral), instrument or understanding or any other obligation or restriction to which Universal is a party or by which it is bound; or (iii) any Applicable Laws.

(d)
Agreements.  Subject to the Waiver, (i) the Universal Agreement is in good standing and in full force and effect, unamended, and Universal is entitled to the Universal Interest free and clear from all Encumbrances; (ii) Universal has performed all of the obligations required to be performed by it under the Universal Agreement to the date hereof, to the extent those obligations to perform have accrued, there exists no violation of, or material default or material breach under the Universal Agreement on the part of Universal, or to the knowledge of Universal, any other Person who is a party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a material default or material breach.  True, complete and correct copies of all of the Universal Agreement, including any amendments thereto and extensions thereof, have been provided to Rio Novo.

(e)
No Other Agreements. Except as disclosed under the Universal Agreement, Universal has not entered into any agreement, option, understanding or commitment, or granted any right or privilege (whether pre-emptive, contractual or by law) capable of becoming an agreement, option or commitment, to any Person for the purchase or other acquisition of the Universal Interest.

(f)
No Broker. Universal has carried on all negotiations relating to this Agreement and the transactions contemplated hereby directly and without the intervention on its behalf of any other Person in such manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment.

(g)
Contractual or Regulatory Approval. Except as otherwise disclosed herein or in the Waiver or in the Universal Agreement, there is no obligation, contractual or otherwise, to request or obtain the consent of any Person, and no permits, licences, certifications, authorizations or approvals of, or notifications to, any Governmental Authority are required to be obtained or provided by Universal in connection with the execution, delivery or performance by Universal of this Agreement or the completion of the transactions contemplated herein.

(h)
Litigation. Subject to the Waiver, there are no claims, investigations, inquiries, complaints, grievances or proceedings, including appeals and applications for review, that are outstanding or, pending or threatened against or relating to Universal before any Governmental Authority or otherwise in relation to the Project and Universal have no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success.

(i)
No Insolvency. Universal is not insolvent nor has it committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt, taken any proceeding to have a receiver appointed for any part of its assets, had an encumbrancer take possession of any of its property, or had any execution or distress become enforceable or become levied upon any of its property.

(j)
Unlawful Payments. No payments or inducements were made or given, directly or indirectly, to any officials (foreign or domestic) by Universal or, to Universal’s knowledge, by any of its respective officers, directors, employees or agents in connection with the Universal Interest except for such payments or inducements that were lawful under the laws, rules and regulations of the country in which they were made.

ARTICLE 4
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

4.1	Survival of Representations and Warranties of Universal

The representations and warranties made by Universal and contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby will survive the Closing Date and, notwithstanding such closing or any investigation made by or on behalf of Rio Novo or any other Person or any knowledge of Rio Novo or any other Person, shall continue in full force and effect for the benefit of Rio Novo provided however that:

(a)	no claim may be made or brought by Rio Novo after the date which is two (2) years following the date of this Agreement unless such claim is:

(i)	made in respect of the representations and warranties set forth in subsections 3.2(a), (b), (d) and (e); or

(ii)	based upon intentional misrepresentation or fraud by Universal, in which case any such claim may be brought by Rio Novo against Universal at any time.

(b)	Universal shall not be liable more than once to Rio Novo in respect of the same claim.

4.2	Survival of Representations and Warranties of Rio Novo

The representations and warranties made by Rio Novo and contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby will survive the Closing Date and, notwithstanding any such closing or any investigation made by or on behalf of Universal or any other Person or any knowledge of Universal or any other Person, shall continue in full force and effect for the benefit of Universal, provided, however, that no claim may be made after the date which is two (2) years following the date of this Agreement unless such claim is: (i) made in respect of any of the representations or warranties set forth in sections 3.1(a), (b), (c) and (e); or (ii) based upon intentional misrepresentation or fraud on the part of Rio Novo, in which case any such claim may be brought by Universal at any time.

ARTICLE 5
COVENANTS

5.1	Covenants of Universal

Universal covenants to the Rio Novo that it will do or cause to be done the following:

(a)	Conduct of Business. Except as contemplated by this Agreement, or with the prior written consent of Rio Novo, during the Interim Period Universal will, to the extent within its reasonable control:

(i)
take all necessary action to ensure that the representations and warranties in Section 3.2 hereof remain true and correct at the Closing Time, with the same force and effect as if such representations and warranties were made at and as of the Closing Time; and

(ii)	not dispose of or assign, or create, incur or assume any Encumbrance upon, the Universal Interest.

5.2	Covenants of Rio Novo

Rio Novo covenants to Universal that it will do or cause to be done the following until the Share Consideration has been paid in full to Universal:

(a)	Rio Novo will at all times keep available sufficient authorised but unissued share capital to enable the issue of the Rio Novo Shares forming the Share Consideration in full;

(b)
Rio Novo’s directors will at all times have the necessary authorities and powers required pursuant to Rio Novo’s constating documents to take the requisite action to enable the issue of the Share Consideration in full, and Rio Novo shall take all such actions as may be necessary or appropriate in order to ensure that Rio Novo may validly and legally issue such shares without violation of any Applicable Laws or the applicable requirements of Exchange.

(c)
Upon any issue of shares of whatever class or other security of Rio Novo to shareholders by way of capitalisation of profits or reserves (other than a capitalisation issue in lieu of a cash dividend where the value of the Rio Novo Shares issued in lieu of the cash dividend is equal to the amount of the dividend foregone) or a capital distribution in respect of the Rio Novo Shares forming part of the Share Consideration or any subdivision or consolidation of the share capital of Rio Novo, the nominal amount and the number of Rio Novo Shares then still subject to this Agreement will  be adjusted to such extent (if any) as the auditors for the time being of Rio Novo certify in writing to Rio Novo and Universal to be in their opinion fair and reasonable in consequence of such event.

(d)
If at any time there is a capital reorganisation of Rio Novo or a reclassification, re-designation or other change of the Rio Novo Shares into other shares or into other securities (other than an event referred to in Section 5.2(c)), or an amalgamation, merger, arrangement or other similar transaction involving Rio Novo and another corporation or entity (other than an amalgamation, merger, arrangement or other similar transaction which does not result in any reclassification of the Rio Novo Shares or a change or exchange of the Rio Novo Shares into or for other securities), or a transfer of all or substantially all of the assets of Rio Novo to any other entity (any of such events, a Capital Reorganisation), Universal will be granted by the amalgamated, merged, resulting or continuing corporation, as the case may be, substitute rights of the same value as existed immediately prior to such Capital Reorganisation as the auditors for the time being of Rio Novo certify in writing to Rio Novo and Universal to be in their opinion fair and reasonable in consequence of such event.

(e)
Rio Novo shall use its commercially reasonable best efforts to do all, things and make all payments necessary or appropriate to maintain the right, title and interest in the Project’s Mineral Rights, to maintain the same in good standing and to obtain the rights referred to in Section 2.4(c).  Rio Novo shall not be entitled to abandon or surrender or allow to lapse or expire any part thereof, or to cease seeking to obtain the rights referred to in Section 2.4(c), without providing 90 days prior written notice to Universal. Rio Novo shall provide written updates at least once every six months on the status of the Project including the related Mineral Rights and progress made towards, and likely timing of, obtaining the rights referred to in Section 2.4(c).

(f)
Notwithstanding Section 5.2(e), Rio Novo shall not abandon or surrender, or allow to lapse or expire, any of the Project’s Mineral Rights for the purpose of permitting any third party to acquire the same and to avoid the 2nd Share Consideration; and if Rio Novo, or any Affiliate of Rio Novo or joint venturer, subsequently acquires any Mineral Rights relating to or comprising all or part of the Project’s Mineral Rights, the 2nd Share Consideration shall continue to be applicable.

(g)
Subject to Section 10.10, neither Rio Novo nor any of its Affiliates shall sell, transfer, lease, assign, or otherwise dispose of, directly or indirectly, any of its right, title or interest in or to all or any part of the Project or the Project’s Mineral Rights, without the prior written consent of Universal, which shall be in Universal’s absolute discretion, acting reasonably.

ARTICLE 6
CONDITIONS PRECEDENT

6.1	Conditions to the Obligations of the Parties

Notwithstanding anything herein contained, the obligations of the Parties to complete the transactions provided for herein will be subject to the fulfilment of the following conditions at or prior to the Closing Time, and each Party covenants to use its best commercial efforts to ensure that such conditions are fulfilled.

(a)
Consents.  All third party and regulatory consents or approvals required to be obtained in order to carry out the transactions contemplated hereby in compliance with all Applicable Laws and agreements binding upon each Party shall have been obtained, including the approval of the board of directors of each Party.

(b)
Exchange Approval.  The Exchange shall have conditionally accepted the issuance of the Rio Novo Shares comprising the Share Consideration to Universal and the Exchange shall have consented to the conditional listing thereof on the Exchange, all on such terms and conditions as are customary for transactions of this nature or are otherwise acceptable to each Party, acting reasonably.

(c)	Waiver. The waiver shall have been executed by Universal, CVME and CVMCE.

(d)
CVME Acquisition.  The proposed acquisition by Rio Novo of CVME’s and CVMEC’s interest in and to the Project and the Universal Agreement shall have been completed or be completed concurrently with the transactions provided for in this Agreement.

The foregoing conditions are inserted for the benefit of each Party and may be waived in whole or in part by any Party (for itself only) at any time.  Each Party acknowledges that the waiver by any other Party of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by any other Party herein that corresponds or is related to such condition or such part of such condition, as the case may be.

6.2	Conditions to the Obligations of Rio Novo

Notwithstanding anything herein contained, the obligations of Rio Novo to complete the transactions provided for herein will be subject to the fulfilment of the following conditions at or prior to the Closing Time.

(a)	Due Diligence. Rio Novo, and its agent or representatives, shall have conducted and completed to its satisfaction its due diligence investigation of the Universal Interest.

The foregoing conditions are inserted for the benefit of Rio Novo and may be waived in whole or in part by Rio Novo at any time.  Universal acknowledges that the waiver by Rio Novo of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by Universal herein that corresponds or is related to such condition or such part of such condition, as the case may be.

ARTICLE 7
CLOSING

7.1	Closing Arrangements

Subject to the terms and conditions hereof, the transactions contemplated herein shall be completed at the Closing Time at the offices of Heenan Blaikie LLP, counsel to Rio Novo, at Suite 2900, 333 Bay Street, Bay Adelaide Centre, Toronto, Ontario, Canada, or at such other place or places as may be agreed upon by the Parties.

7.2	Closing Deliveries by Universal

At the Closing Time, Universal shall deliver or cause to be delivered to Rio Novo the following duly executed documents:

(a)	certificates of good standing (or equivalent) for Universal dated not more than four (4) Business Days prior to the Closing Date;

(b)	an executed original of the Universal Agreement and the Waiver,

(c)	an assignment and assumption of the Universal Interest duly executed by Universal;

(d)	a certificate of a senior officer of Universal in form and substance satisfactory to Rio Novo, acting reasonably, with respect to:

(i)	the constating documents of each of Universal;

(ii)
the resolutions of the directors of Universal relevant to this Agreement, including with respect to the authorization of this Agreement and the other agreements and transactions contemplated hereby; and

(iii)	the incumbency and signatures of signing officers of Universal; and

(e)
one or more opinions of counsel to Universal, dated the Closing Date and addressed to Rio Novo, subject to customary assumptions and qualifications and in form and substance satisfactory to Rio Novo and its counsel acting reasonably, covering matters including the corporate existence of Universal, the power and authority of Universal to enter into this Agreement and the binding nature of this Agreement as to the obligations of Universal.

7.3	Closing Deliveries of Rio Novo

At the Closing Time, Rio Novo shall deliver or cause to be delivered to Universal the following duly executed documents:

(a)	a certificate of good standing for Rio Novo dated not more than four (4) Business Days prior to the Closing Date;

(b)
one or more share certificates (without any restrictive legends) representing the 1st Share Consideration, registered in accordance with the directions of Universal, together with a letter from Rio Novo to its registrars and transfer agents confirming that the Rio Novo Shares subject of such certificate are freely tradeable without restriction and any transfer thereof is to be registered without delay;

(c)	certified cheques or wire transfers of at least $900,000 in respect of the Cash Consideration, delivered as directed by Universal;

(d)	an assignment and assumption of the Universal Interest, duly executed by or on behalf of Rio Novo;

(e)	an executed original of the Waiver;

(f)	a certificate of a senior officer of each of Rio Novo in form and substance satisfactory to Universal, acting reasonably, with respect to:

(i)	the constating documents of Rio Novo;

(ii)
the resolutions of the directors of Rio Novo relevant to this Agreement, including with respect to the purchase of the Universal Interest from Universal, the authorization of this Agreement and the other agreements and transactions contemplated hereby; and

(iii)	the incumbency and signatures of signing officers of Rio Novo; and

(g)
one or more opinions of counsel to Rio Novo dated the Closing Date and addressed to Universal, subject to customary assumptions and qualifications and in form and substance satisfactory to Universal and their counsel acting reasonably, covering matters including the corporate existence of Rio Novo, the power and authority of Rio Novo to enter into this Agreement and the binding nature of such agreement as to the obligations of Rio Novo.

ARTICLE 8
INDEMNITY

8.1	Mutual Indemnification

Subject to the provisions of Article 4, Universal, on the one hand, and Rio Novo, on the other hand, shall indemnify and save the other (as applicable) and each of their respective directors, officers, employees, Affiliates, consultants, representatives and agents harmless from and against any and all losses, damages, costs, claims, obligations, liabilities, actions, orders, penalties, proceedings, suits, legal and other expenses (each an “Indemnity Claim”) which may be made or brought against another Party (an “Indemnified Party”), or which an Indemnified Party may suffer or incur, directly or indirectly, as a result of or in connection with or relating to:

(a)
any non-performance or breach of any covenant or agreement of a Party against whom an Indemnity Claim is made (the “Indemnifying Party”) contained in this Agreement or in any certificate or other document furnished by or on behalf of the Indemnifying Party; and

(b)
any misrepresentation or any incorrectness in or breach of any representation or warranty of the Indemnifying Party contained in this Agreement or in any certificate or other document furnished by or on behalf of the Indemnifying Party.

8.2	Notice of Claim

Promptly after becoming aware of any matter that may give rise to an Indemnity Claim, the Indemnified Party shall provide to the Indemnifying Party written notice of the Indemnity Claim. Such notice shall specify whether the Indemnity Claim arises as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the Indemnity Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Indemnity Claim and the amount of the  Indemnity Claim or, if an amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Indemnity Claim.

8.3	Provisions Relating to a Direct Claim

Following receipt of notice from the Indemnified Party of a Direct Claim, the Indemnifying Party shall have thirty (30) days to make such investigations of the Indemnity Claim as the Indemnifying Party considers necessary or desirable. For the purposes of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Indemnity Claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Indemnity Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount in settlement of the Indemnity Claim.

8.4	Provisions Relating to a Third Party Claim

The following provisions will apply to any Third Party Claims:

(a)
In the event of a Third Party Claim, including any Governmental Authority, which is of a nature such that the Indemnified Party is required by Applicable Laws to make a payment to a third party before the relevant procedure for challenging the existence or quantum of the alleged liability can be implemented or completed, then the Indemnified Party may, notwithstanding the provisions of paragraphs (c) and (d) of this Section, make such payment and forthwith demand reimbursement for such payment from the Indemnifying Party in accordance with this Agreement; if the alleged liability to the third party as finally determined upon completion of settlement negotiations or related legal proceedings is less than the amount which is paid by the Indemnifying Party in respect of the related Indemnity Claim, then the Indemnified Party shall, following the final determination, pay to the Indemnifying Party the amount by which the amount of the liability as finally determined is less than the amount which is so paid by the Indemnifying Party.

(b)
The Indemnified Party shall not negotiate, settle, compromise or pay (except in the case of payment of a judgement) any Third Party Claim as to which it proposes to assert an Indemnity Claim, except with the prior consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	With respect to any Third Party Claim in any legal, administrative or other proceedings in connection with the matters forming the basis of the Third Party Claim, the following procedures will apply:

(i)
except as contemplated by subparagraph (iii) of this paragraph, the Indemnifying Party will have the right to assume carriage of the compromise or settlement of the Third Party Claim and the conduct of any related legal, administrative or other proceedings, but the Indemnified Party shall have the right and shall be given the opportunity to participate in the defence of the Third Party Claim, to consult with the Indemnifying Party in the settlement of the Third Party Claim and the conduct of related legal, administrative and other proceedings (including consultation with counsel);

(ii)
the Indemnifying Party will co-operate with the Indemnified Party in relation to the Third Party Claim, will keep it fully advised with respect thereto, will provide it with copies of all relevant documentation on a timely basis, will provide it with access to all records and files relating to the defence of the Third Party Claim and will meet with representatives of the Indemnified Party at all reasonable times to discuss the Third Party Claim; and

(d)
If, with respect to any Third Party Claim, the Indemnifying Party declines to assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party Claim, then the following provisions will apply:

(i)
the Indemnified Party, at its discretion, may assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party Claim but the Indemnifying Party shall have the right and shall be given the opportunity to participate in the defence of the Third Party Claim, to consult with the Indemnified Party in the settlement of the Third Party Claim and the conduct of related legal, administrative and other proceedings (including consultation with counsel);

(ii)
the Indemnified Party will co-operate with the Indemnifying Party in relation to the Third Party Claim, will keep it fully advised with respect thereto, will provide it with copies of all relevant documentation on a timely basis, will provide it with access to all records and files relating to the defence of the Third Party Claim and will meet with representatives of the Indemnifying Party at all reasonable times to discuss the Third Party Claim; and

(iii)	any cost, loss, damage or expense incurred or suffered in the conduct of any legal, administrative or other proceedings shall be added to the amount of the Indemnity Claim.

8.5	Limitations on Liabilities

A Party shall not be entitled to make any claim in respect of which damages, losses, liabilities and expenses for which indemnification is sought are less than $50,000 in aggregate.  In any event, Universal’s aggregate liability for all claims under this Agreement and all related documents, excluding claims based on a breach of the representations and warranties in subsections 5.2(d) or (e) or based on intentional misrepresentation or fraud by Universal, shall not exceed the aggregate of (i) the Cash Consideration and (ii) the Share Consideration (calculated based on the number of Rio Novo Shares forming part thereof actually issued and their value on the Exchange at the opening of business on the date of issue).

8.6	Other Remedies

No Party shall be prevented from pursuing legal proceedings against any other Party in order to enforce the indemnity provisions herein.

ARTICLE 9
POST-CLOSING COVENANTS

9.1	Confidentiality

(a)
After the Closing, each Party will keep confidential all information in its possession or under its control relating to the other Parties, the Project (in the case of Universal only) and this Agreement unless such information is or becomes generally available to the public other than as a result of a disclosure by the disclosing Party or any of its Affiliates in violation of this Agreement.

(b)
Notwithstanding anything contained in Section 9.1(a), any Party may disclose this Agreement and any Confidential Information in the form of an announcement agreed between the Parties, acting reasonably, or if such disclosure is required to be made (i) in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or (ii) by Applicable Law or the rules of the Exchange or any public reporting obligation of any Party or their Affiliates.

(c)
Prior to any disclosure of Confidential Information under Section 9.1(b), the disclosing Party shall give the other Parties at least three (3) Business Days prior written notice (unless the disclosing Party is obligated to release the Confidential Information on less than three (3) Business Days notice in order to comply with Applicable Laws) and, in making such disclosure, the disclosing Party shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable steps to preserve the confidentiality thereof.

(d)
If a disclosure under Section 9.1(b) becomes necessary, the disclosing Party will (to the extent permitted by Applicable Laws) consult with the other Parties regarding the text of any such statement, release or disclosure and the disclosing Party will use all reasonable efforts, acting expeditiously and in good faith, to agree upon a text that is satisfactory to each of them within three (3) Business Days or such shorter period as contemplated in Section 9.1(b).

9.2	Further Assurances

From time to time after the Closing Date, each Party shall, at the request of any other Party, execute and deliver such additional conveyances, transfers and other assurances as may be required to effectively carry out the intent of this Agreement.

9.3	Area of Interest

From the Closing Date and for a period of two (2) years thereafter, Universal hereby covenants to Rio Novo that it nor any Affiliate will acquire, directly or indirectly, any interest in Mineral Rights within the Area of Interest without the express written consent of Rio Novo.  If Universal or any Affiliate acquires an interest, direct or indirect, in any Mineral Rights in violation of this Section 9.3, Universal agrees that such acquisition shall be for the benefit of Rio Novo and, if Rio Novo determines in its sole discretion to acquire such interest, Universal agree to transfer such interest to Rio Novo, and Rio Novo shall reimburse Universal for the costs incurred in acquiring the interest.

ARTICLE 10
MISCELLANEOUS

10.1	Arbitration

Any controversy, dispute, claim, question or difference (a “Dispute”) which arises with respect to this Agreement or its performance, enforcement, breach, termination or validity, shall be resolved as follows:

(a)	Each party will endeavour to settle the Dispute through consultation and negotiation; and

(b)
except as is expressly provided in this Agreement, if the parties do not reach a solution pursuant to Section 10.1(a) within a period of fifteen (15) days following the first notice of the Dispute by any party to the other, then upon notice by any party to the other, the Dispute shall be arbitrated and finally resolved pursuant to the Arbitration Act, 1991 (Ontario). Such arbitration shall be conducted by a single arbitrator. The arbitrator shall be appointed by agreement between the parties to the Dispute or, failing agreement, such arbitrator shall be appointed under section 10 of the Arbitration Act, 1991 (Ontario). The place of arbitration shall be the City of Toronto in the Province of Ontario. The language of the arbitration shall be English. Any notice or other document, including a notice commencing arbitration, may be served by sending it to the addressee by fax in accordance with Section 10.1 hereof. The decision arrived at by the arbitrator shall be final and binding and no appeal shall lie therefrom. Unless otherwise determined by the arbitrator, the fees and expenses of the arbitrator shall be paid by the parties equally.

10.2	Notices

(a)
Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and will be given by personal delivery, courier, registered mail or e-mail addressed to the recipient as follows:

(i)	If to Rio Novo:

Rio Novo Gold Inc.
155 University Avenue, Suite 1240
Toronto, Ontario, Canada  M5H 3B7

Attention:	David M. Beatty
Email:	david.beatty@rnovogold.com

with a copy (which shall not constitute notice) to:

Heenan Blaikie LLP
333 Bay Street Suite 2900
Bay Adelaide Centre
Toronto, Ontario Canada  M5H 2T4

Attention:	Frederico Marques
Email:	fmarques@heenan.ca

(ii)	If to Universal:

Universal Gold Holdings (Cayman), Limited
c/o Vcorp Services LLC
4675 West Teco Avenue, Suite 240
Las Vegas, NV 89118

Attention:	Craig Niven
Email:	cniven@agam.co.uk

with a copy (which shall not constitute notice) to:

Watson, Farley & Williams LLP
15 Appold Street
London, EC2A 2HB

Attention:	Jan Mellmann
Email:	JMellmann@wfw.com

or to such other address, individual or e-mail address as may be designated by notice given by the applicable Party to the others.

(b)
Any demand, notice or other communication given by personal delivery or courier is conclusively deemed to have been given on the day of actual delivery thereof; if given by registered mail, on the fifth (5th) Business Day following the deposit thereof in the mail; or if given by e-mail, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the Party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of registered mail, any such demand, notice or other communication may not be mailed but must be given by personal delivery or by e-mail.

(c)	Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 10.2.

10.3	Survival

Sections 1.2 and 1.4, 2.4(c), 2.6 and Articles 3 (to the extent provided in Article 4), 4, 5.2, 8, 9 and 10 shall survive the Closing of the transactions contemplated by this Agreement and shall continue to the full extent necessary for their enforcement and the protection of the Party in whose favour they run.

10.4	Governing Law

This Agreement is governed by and shall be interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

10.5	Successors and Assigns

This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

10.6	Amendment

No amendment, supplement, modification, waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, shall be binding unless executed in writing by the Party to be bound thereby.

10.7	Entire Agreement

This Agreement together with the schedules and appendices hereto and any agreements or other documents required to be delivered pursuant to this Agreement constitute and set out the entire agreement among the Parties in connection with the transactions contemplated herein and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written.  There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, express, implied or collateral among the Parties in connection with the subject matter of this Agreement or the Project or any Mineral Rights forming part of the Project except as specifically set forth herein and any document required to be delivered hereunder.

10.8	Good Faith

Each of the Parties agrees to act in good faith in exercising its rights and performing its obligations hereunder. Notwithstanding the foregoing, no Party shall be obligated to act in a manner that may be unreasonable in the circumstances or conflict with any duty, obligation or consideration owed by it to any other Person.

10.9	No Waiver

The failure of a Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power, or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Party’s right thereafter to enforce any provision or exercise any right hereunder.

10.10	Assignment

(a)
No Party shall be entitled to assign or otherwise transfer this Agreement or all or any of its rights, interests or obligations under this Agreement except with the prior written consent of the other Parties, which consent shall not be unreasonably withheld.

(b)
The rights in and to the Project being acquired by Rio Novo pursuant to this Agreement are being acquired for its benefit and for the benefit of its subsidiaries or any Colombian branch of Rio Novo, if and when such branch is formed. Rio Novo may assign all rights and obligations resulting from this Agreement totally or partially to any Rio Novo subsidiary or any Colombian branch of Rio Novo for so long as the assignee remains an Affiliate of Rio Novo without the consent of Universal but shall give written notice thereof to Universal and provided that if the assignee shall cease to be an Affiliate of Rio Novo, Rio Novo shall procure that the assignee re-assigns the assigned rights under the Agreement to Rio Novo.

(c)
No assignment by Rio Novo of the benefit of, or any of its rights under or interest in (or sub-contracting of any or all of its obligations under) this Agreement (together with any cause of action arising in connection with any of them) whether consented to by Universal or otherwise, shall operate to increase the sum or loss in respect of which Rio Novo, any assignee, any Affiliate of Rio Novo or any third party shall be entitled to claim for breach of this Agreement.

(d)
No assignment by Rio Novo of the benefit of, or any of its rights under or interest in (or sub-contracting of any or all of its obligations under) this Agreement (together with any cause of action arising in connection with any of them) whether consented to by Universal or otherwise, shall operate to release Rio Novo from its obligations under this Agreement nor increase the obligations placed on Universal under this Agreement.

10.11	Severability

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision formed no part of this Agreement; and the remainder of this Agreement shall remain in full force and effect and shall not be affected by such provision or by its severance from this Agreement. In lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement from which such provision was severed a provision as similar in terms and economic effect to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

10.12	Independent Legal Advice

Each Party acknowledges and agrees that it has had a reasonable opportunity to obtain, or has obtained, independent legal advice with respect to this Agreement, that it has read and fully understands the provisions of this Agreement, that the terms and conditions of this Agreement are reasonable, and that it is signing this Agreement freely, voluntarily and without duress. Each Party further acknowledges and agrees that it is solely responsible for its own costs, legal or otherwise, incurred in connection with this Agreement.

10.13	Execution and Counterparts

This Agreement may be executed in any number of counterparts and any Party may deliver any such counterpart by facsimile or other electronic transmission. Each counterpart, when so executed and delivered, shall be deemed to be an original and all such executed counterparts taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

RIO NOVO GOLD INC.

By:	/s/ David Beatty
Name: David Beatty
Title: CEO

I have the authority to bind the corporation

UNIVERSAL GOLD HOLDINGS (CAYMAN), LIMITED

By:	/s/ Craig Niven
Name: Craig Niven
Title: Director

I have the authority to bind the corporation